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                                                                  EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS

As the successor firm to Corbin & Wertz, we consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-8 of Corbin & Wertz's report dated October 22, 2002, on Corbin & Wertz's audit of the financial statements of Quicktest 5, Inc. as of June 30, 2002, and for each of the years in the two-year period then ended, which report is included in QT 5, Inc.'s Definitive Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission on December 11, 2002.




                                                /s/ Corbin & Company, LLP
Irvine, California                                  Corbin & Company, LLP
June 18, 2003


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